Exhibit 1.1

SLM Funding LLC

SLM Student Loan Trust 2008-1 Class B Student Loan-Backed Notes

Dealer Agreement

January 16, 2008

Merrill Lynch, Pierce, Fenner & Smith Incorporated

4 World Financial Center – 7th Floor

New York, New York 10281

Ladies and Gentlemen:

SLM Funding LLC, a limited liability company formed under the laws of the State of Delaware (the “Depositor”), proposes to resell the Class B Notes (the “Notes”) to be issued by SLM Student Loan Trust 2008-1 (the “Trust”) on the terms and conditions described in the Prospectus Supplement, dated January 10, 2008 (the “Prospectus Supplement”), and the Prospectus, dated October 16, 2007 (the “Prospectus”). All capitalized terms used in this dealer agreement (this “Agreement”) which are not separately defined herein shall have the respective meanings set forth in the Prospectus Supplement and the Prospectus. The Depositor understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Dealer”) has been contacted by an investor interested in purchasing the Notes (the “Potential Purchaser”) and is willing to identify the Potential Purchaser to the Depositor, and act as dealer in connection with the resale of the Notes by the Depositor to the Potential Purchaser, on the terms and conditions set forth herein.

1.    In the event of a resale of the Notes by the Depositor to the Potential Purchaser, the Depositor shall pay the Dealer a seller’s commission of $69,015.00.

2.    For purposes of the resale of the Notes, the Depositor has furnished to the Dealer copies of the Prospectus Supplement and Prospectus. The Dealer will furnish to Potential Purchaser only such information concerning the Depositor, the Trust and the offering as may be contained in (i) the Prospectus Supplement; (ii) the Prospectus; and (iii) such other information concerning the Trust and the offering as may be furnished to it by the Depositor for such purpose.

3.    (i) Each of the Depositor and SLM Education Credit Finance Corporation (“SLM ECFC”), a Delaware corporation, represent and warrant to the Dealer that the Registration Statement, the Prospectus and the Prospectus Supplement conform, and any further amendments or supplements to the Registration Statement, the Prospectus or the Prospectus Supplement will conform, in all material respects to the requirements of the Securities Act of 1933, as amended (the “Act”) and the Trust Indenture Act, as applicable, and the rules and regulations of the Securities and Exchange Commission thereunder and do not and will not, (i) as of the applicable effective date, as to the Registration Statement and any amendment thereto, (ii) as of the applicable filing date, as to the Prospectus and any amendment or supplement thereto, and (iii) as of its date, at the time of sale of the Notes and as of January 17, 2008 (the “Time of Delivery”)

for the Notes, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(ii) The Depositor agrees with the Dealer that if any event shall have occurred as a result of which the Prospectus Supplement or the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when the Prospectus Supplement or the Prospectus (as applicable) is delivered, not misleading, or if for any other reason it shall be necessary to amend or supplement the Prospectus Supplement or the Prospectus (as applicable), to notify the Dealer and upon the request of the Dealer to prepare and furnish without charge to the Dealer as many copies as the Dealer may request of an amended version of the Prospectus Supplement or the Prospectus (as applicable) or a supplement thereto which will correct such untrue statement or omission.

4.    Each of the Depositor, SLM ECFC and SLM Corporation, a Delaware Corporation, acknowledges and agrees that the relationship between the Depositor and the Dealer in connection with the resale of the Notes, including the determination of the sale price of the Notes, is an arm’s-length commercial transaction. In connection therewith and with the process leading to such transaction, each of the Depositor, SLM ECFC and SLM Corporation acknowledges and agrees that the Dealer is acting solely as a principal and not as the agent or fiduciary or in any other position of higher trust of the Depositor and that the Dealer has not assumed (i) a fiduciary responsibility in favor of the Depositor, SLM ECFC or SLM Corporation with respect to the resale of the Notes contemplated hereby or (ii) any other obligation to any of the Depositor, SLM ECFC and SLM Corporation except for the obligations expressly set forth in this Agreement. Each of the Depositor, SLM ECFC and SLM Corporation covenants and agrees that it will not claim that the Dealer owes a fiduciary or other similar duty to it in connection with the resale of the Notes contemplated hereby or the process leading thereto. The Dealer covenants and agrees that it has disclosed to the Depositor, SLM ECFC and SLM Corporation any conflicts of interest that would materially impact the arm’s-length commercial nature of the resale of the Notes including the determination of the offering price of the Notes and any related discounts and commissions.

5.    In consideration for the services of the Dealer hereunder, the Depositor represents and warrants that all representations, agreements, acknowledgements and other statements of the Depositor in this Agreement relating to the Notes are true and correct at and as of the Time of Delivery for the Notes, and the Depositor and SLM ECFC shall cause the Dealer to receive at the Time of Delivery a reliance letter for each of the following transaction documents for the Trust:

(a) The written opinion furnished by counsel to the Underwriters, dated as of the Time of Delivery, with respect to the Notes;

(b) The written opinion furnished by internal counsel for the Depositor, the Administrator, SLM Corporation, SLM ECFC, VG Funding, Mustang I, Mustang II and the Servicer, dated the Time of Delivery with respect to the Notes; and

(c) The written opinions furnished by special counsel for the Depositor, the Administrator, SLM Corporation, SLM ECFC, VG Funding, Mustang I, Mustang II and the Servicer, dated the Time of Delivery with respect to the Notes.

6.    (i) The Depositor, SLM ECFC and SLM Corporation, jointly and severally, will indemnify and hold harmless the Dealer against any losses, claims, damages or liabilities, joint or several, to which the Dealer may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in (i) the Prospectus Supplement, any preliminary prospectus supplement, the Registration Statement, the Prospectus as amended or supplemented and any other prospectus relating to the Notes, or any amendment or supplement thereto (including any static pool data referenced therein), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, which was not corrected by information subsequently supplied by the Depositor to the Dealer reasonably prior to the resale of the Notes by the Depositor to the Potential Purchaser, which resale results in the loss, claim, damage or liability arising out of or based upon such misstatement or omission, and will reimburse the Dealer for any legal or other expenses reasonably incurred by the Dealer in connection with investigating or defending any such action or claim as such expenses are incurred.

(ii) The Depositor, SLM ECFC and SLM Corporation, jointly and severally, will indemnify and hold harmless the Dealer against any losses (excluding market losses), claims, damages or liabilities, joint or several, to which the Dealer may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) may arise out of the Dealer’s entering into this Agreement or acting as dealer in connection with the resale of the Notes by the Depositor to the Potential Purchaser, and will reimburse the Dealer for any legal or other expenses reasonably incurred by the Dealer in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company, SLM ECFC and SLM Corporation shall not be liable in any such case to the extent that any such loss, claim, damages or liability arises out of the Dealer’s failure to comply with all requirements of the rules and regulations of the Securities and Exchange Commission applicable to such Dealer with regard to resale of the Notes.

(iii) Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Depositor under this Section 6 shall be in addition to any liability that the Depositor may otherwise have.

7.    All statements, requests, notices and agreements hereunder shall be in writing, and if to the Dealer shall be delivered or sent by mail, telex or facsimile transmission to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center – 7th Floor, New York, New York 10281, Electronic mail: brian_f_kane@ml.com, Attention: Brian Kane; and if to the Depositor, SLM ECFC or SLM Corporation shall be delivered or sent by mail, telex or facsimile transmission to:

SLM Funding LLC

12061 Bluemont Way

V3419

Reston, Virginia 20190

Facsimile:        (703) 984-6586

Attention:        Mark L. Heleen, Vice President

SLM Education Credit Finance Corporation

20 Hemingway Drive

East Providence, Rhode Island 02915

Facsimile:        (401) 435-5649

Attention:        Mark L. Heleen, Vice President

SLM Corporation

12061 Bluemont Way

V7444

Reston, Virginia 20190

Facsimile:        (703) 984-5655

Attention:        J. Lance Franke, Senior Vice President

8.    This Agreement shall be binding upon, and inure solely to the benefit of, the Dealer and the Depositor and, in the case of the provisions of Section 6 hereof, each indemnified party, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any rights under or by virtue of this Agreement. No purchaser of the Notes with whom the Notes were placed by the Dealer shall be deemed a successor or assign by reason merely of such purchase.

9.    Time shall be of the essence with respect to this Agreement.

10.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11.    This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof.

Very truly yours,

SLM Funding LLC

By:	/s/ MARK L. HELEEN
Name: Mark L. Heleen Title: Vice President

SLM Education Credit Finance Corporation

By:	/s/ MARK L. HELEEN
Name: Mark L. Heleen Title: Vice President

SLM Corporation

By:	/s/ J. LANCE FRANKE
Name: J. LANCE FRANKE Title: Senior Vice President

Accepted as of the date hereof:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ COLIN BENNETT
Name: Colin Bennett Title: Authorized Signatory